Exhibit 99.1
FOR IMMEDIATE RELEASE
Alliance Regains Compliance with Nasdaq Listing Standards
Update on Potential Transactions
SANTA CLARA, Calif.—(BUSINESS WIRE)—March 3, 2006—Alliance Semiconductor Corporation (Nasdaq:ALSC; the “Company”) today (a) announced that the Company has regained compliance with Nasdaq’s Marketplace Rule 4310(c)(14) and (b) provided an update with respect to potential transactions involving sales of the Company’s assets.
Notification Regarding Compliance with Nasdaq Rules
On March 2, 2006, the Company received notification from Nasdaq that the Company has regained compliance with Nasdaq’s Marketplace Rule 4310(c)(14), a violation of which caused Nasdaq to issue the Company a Staff determination letter on February 7, 2006. This violation was corrected after the Company filed an amended Quarterly Report on Form 10-Q/A on February 28, 2006, which contained consolidated unaudited financial statements that had been reviewed under Statement of Auditing Standards No. 100 by the Company’s recently engaged independent registered public accounting firm.
Update on Potential Transactions
The Company has previously announced in its public filings with the Securities and Exchange Commission that the Company’s Board of Directors is evaluating all aspects of the Company’s operating businesses and that the Company has retained Needham & Company to explore potential transactions on behalf of Alliance. To date, the Company has made progress with respect to several separate potential asset sales involving its operating business units, including receiving a number of indications of interest from third parties and becoming party to one non-binding letter of intent.
Forward-Looking Statements
Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “becoming,” “receiving” or similar expressions identify forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and we believe such statements are based on reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, we cannot assure you that our projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for the Company or our subsidiaries to differ materially from those discussed in forward-looking statements include: changes in general economic conditions in the markets in which we may compete and fluctuations in demand in the semiconductor and communications industries; our ability to sustain historical margins; increased competition; increased costs; increases in our cost of borrowings or unavailability of debt or equity capital on terms considered reasonable by management if the need for financing arises; litigation; and adverse state, federal or foreign legislation or regulation or adverse determinations by regulators. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
Contact:
Alliance Semiconductor Corporation, Santa Clara
Karl H. Moeller, Jr., 408-855-4900